Exhibit 23.1

            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Inter-Regional Financial Group, Inc. for the registration of 18,300 shares of its common stock and to the incorporation by reference therein of our reports dated February 7, 1996, with respect to the consolidated financial statements of Inter-Regional Financial Group, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                   KPMG PEAT MARWICK LLP

Minneapolis, Minnesota
February 3, 1997